Exhibit 5

[Electronics For Imaging, Inc. Letterhead]

August 1, 2013

Electronics For Imaging, Inc.

303 Velocity Way

Foster City, California 94404-4803

Re:	Registration of Securities of Electronics For Imaging, Inc.

Ladies and Gentlemen:

In connection with the registration of up to 6,600,000 shares of Common Stock of Electronics For Imaging, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 4,600,000 of such Shares (the “2009 Plan Shares”) to be issued or delivered pursuant to the Electronics For Imaging, Inc. 2009 Equity Incentive Award Plan, and up to 2,000,000 of such Shares (the “ESPP Shares”) to be issued or delivered pursuant to the Electronics For Imaging Amended and Restated 2000 Employee Stock Purchase Plan (as identified on the cover page of the Registration Statement), you have requested my opinion set forth below.

In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the 2009 Plan Shares and the ESPP Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the applicable plan and relevant agreements duly authorized by and in accordance with the terms of the applicable plan, and upon payment for and delivery of the Shares as contemplated in accordance with the applicable plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Bryan Ko
Bryan Ko
General Counsel, Electronics For Imaging, Inc.